EXHIBIT 23.2

JEFFREY T. GROSS LTD.

CERTIFIED PUBLIC ACCOUNTANTS

6215 W. TOUHY AVENUE

CHICAGO, ILLINOIS 60646-1105

(773)792-1575

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors

Reliant Service Inc.

Las Vegas, Nevada

We consent to the use, in the statement on Form S-1 of Reliant Service Inc., of our report dated August 24, 2016 on our audit of the financial statements of Reliant Service Inc., as of July 31, 2016 and 2015, and the related statement of operations, changes in stockholder’s equity and cash flows for the years ended July 31, 2016 and 2015, and the reference to us under the caption “Experts”.

Jeffrey T. Gross Ltd.

Jeffrey T. Gross Ltd.

Certified Public Accountants

Chicago, Illinois

September 22, 2016